Exhibit 10.72

CONVERSION SHARES AGREEMENT

This CONVERSION SHARES AGREEMENT (this “Agreement”) is made and entered into as of January 5, 2011, by and between Domus Holdings Corp, a Delaware corporation (“Holdings”), and Realogy Corporation, a Delaware corporation and Holdings’ indirect wholly owned subsidiary (“Realogy”).

WHEREAS, Realogy refinanced certain of its unsecured indebtedness through offers to exchange its 10.50% Senior Notes due 2014, 11.00%/11.75% Senior Toggle Notes due 2014 and 12.375% Senior Subordinated Notes due 2015 for its newly issued (1) 11.00% Series A Convertible Notes due 2018 (the “Series A Convertible Notes”), 11.00% Series B Convertible Notes due 2018 (the “Series B Convertible Notes”) or 11.00% Series C Convertible Notes due 2018 (the “Series C Convertible Notes” and, together with the Series A Convertible Notes and the Series B Convertible Notes, the “Convertible Notes”) and/or (2) 11.50% Senior Notes due 2017, 12.00% Senior Notes due 2017 and 13.375% Senior Subordinated Notes due 2018 and solicitation of consents to amend certain provisions of the indentures governing the Existing Notes upon the terms and subject to the conditions set forth in Realogy’s confidential offering memorandum, dated November 30, 2010, as supplemented;

WHEREAS, the Convertible Notes will be convertible at any time at the option of the holders thereof, in whole or in part, into shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), of Holdings in accordance with the terms and conditions of the indenture governing the Convertible Notes (each, a “Conversion”) and Realogy is solely obligated to deliver such shares of Class A Common Stock; and

WHEREAS, Holdings desires to agree to issue shares of Class A Common Stock, at Realogy’s option and direction, to Realogy or holders of the Convertible Notes upon any Conversion to facilitate Realogy’s refinancing transactions because of the benefits it receives from Realogy’s debt reduction resulting from such Conversion.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Delivery of Conversion Shares. Holdings hereby agrees to, from time to time, promptly at Realogy’s option and direction and upon notification of a Conversion, issue, contribute and deliver validly issued, fully paid and nonassessable shares of Class A Common Stock to be delivered upon any Conversion (the “Conversion Shares”) to Realogy or issue and deliver validly issued, fully paid and nonassessable Conversion Shares directly to holders of the Convertible Notes upon any Conversion.

2.

Conversion Rate Adjustment. Realogy agrees that, before taking any action which would cause an adjustment under the indenture governing the Convertible Notes increasing the rate at which the Convertible Notes are convertible into shares of Class A Common Stock (the “Conversion Rate”) to an amount that would cause the related price of such Conversion to be reduced below the then par value, if any, of the shares of Class A Common Stock, Realogy shall notify Holdings and Holdings shall take all corporate action necessary to validly and legally issue shares of such Class A Common Stock at such adjusted Conversion Rate.

3.	Reservation of Conversion Shares. Holdings hereby represents, warrants and agrees that it has reserved and will reserve such number of authorized but unissued shares of Class A Common Stock in an amount equal to the Conversion Shares as may from time to time be issuable upon any Conversion.

4.	Remedies. In the event that Holdings fails to deliver the Conversion Shares following written demand by Realogy therefor, Realogy may exercise any right or remedy available to it at law or in equity, including the right to sue for specific performance hereof and to recover from Holdings its out-of-pocket costs incurred in connection with the enforcement of this Agreement, including reasonable attorneys’ fees and expenses incurred before and at trial, at all levels, and whether or not suit is instituted.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.	Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, incorporates all prior negotiations and understandings with respect to such subject matter and may be amended solely by an instrument in writing executed by all of the parties.

7.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

8.	Assignments; Successors; No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other party. Subject to the preceding sentence, this Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives. Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any person or entity other than the parties and their respective successors and assigns, nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement.

9.	Amendments; Waivers. Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed by each party to this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Chief Financial Officer

DOMUS HOLDINGS CORP.

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Chief Financial Officer